Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of May 14, 2009, is entered into by and among Lyondell Chemical Company, a Delaware corporation (the Company”), LyondellBasell AFGP, a societe a responsabilite limitee formed under the laws of Luxembourg (“SARL”), and James L. Gallogly (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company is a debtor in a bankruptcy proceeding (the “Bankruptcy Proceeding”) pending in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) in which the Company is seeking to confirm a plan of reorganization (the “Plan of Reorganization”):

WHEREAS, LyondellBasell Industries AF S.C.A., a société en commandite par actions (the “Parent Company”) is the indirect parent of the Company and also a debtor in the Bankruptcy Proceeding;

WHEREAS, SARL is the Manager of the Parent Company

WHEREAS, the Company desires to employ Executive and Executive desires to accept such employment; and

WHEREAS, this Agreement and the rights and obligations of the parties hereunder are subject to Bankruptcy Court approval of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, it is hereby agreed as follows:

1. Term of Employment.

(a) The Company agrees to employ Executive and Executive agrees to be employed by the Company, subject to the terms and conditions of this Agreement. The term of Executive’s employment by the Company pursuant to this Agreement shall commence as of the date of this Agreement (the “Effective Date”) and shall expire on the fifth anniversary of the Company’s emergence from the Bankruptcy Proceeding (“Emergence”), subject to approval of this Agreement by the Bankruptcy Court and subject to earlier termination in accordance with Section 4 hereof (the “Initial Term”). Notwithstanding the immediately preceding sentence, unless Executive shall otherwise agree in writing to allow this Agreement to continue in accordance with the immediately preceding sentence, the term of this Agreement shall expire on December 31, 2011, if Emergence shall not have occurred on or before such date.

(b) Subject to earlier termination in accordance with Section 4 hereof, the term of Executive’s employment pursuant to the terms of this Agreement shall continue in accordance with the terms of this Agreement for additional one year terms (each, a “Renewal Term”), from year to year after the Initial Term, unless either party provides written notice of termination to the other party at least ninety days before the commencement of a Renewal Term (the Initial Term, together with any Renewal Term(s) are collectively referred to herein as the “Term”).

2. Position, Duties and Location. During the Term.

(a) Position and Duties. Executive shall serve as Manager and Chief Executive Officer of the Board of Managers of SARL, in its capacity as Manager of the Parent Company and as the Chief Executive Officer of the Company, with the duties and responsibilities customarily assigned to such positions and such other customary duties as may reasonably be assigned to Executive from time to time by the Board (as defined below) consistent with such positions. Executive shall at all times report solely and directly to the Board. All other employees will report to Executive either directly or through other employees as determined by Executive.

(b) Attention and Time. Executive shall devote substantially all his business attention and time to his duties hereunder and shall use his reasonable best efforts to carry out such duties faithfully and efficiently. During the Term, it shall not be a violation of this Agreement for Executive to (i) serve on industry, trade, civic or charitable boards or committees; (ii) deliver lectures or fulfill speaking engagements; or (iii) manage personal investments, as long as such activities do not materially interfere with the performance of Executive’s duties and responsibilities as described herein. Executive shall be permitted to serve on for-profit corporate boards of directors and advisory committees if approved in advance by the Board, which approval shall not unreasonably be withheld.

(c) Location. Executive’s principal place of employment shall be located in Houston. Texas; provided that Executive shall travel and shall render services at other locations, both as may reasonably be required by his duties hereunder.

3. Compensation.

(a) Signing Bonus. Executive shall receive $2,500,000 within five business days after the approval of this Agreement by the Bankruptcy Court (the “Signing Bonus”).

(b) Base Salary. During the Term, Executive shall receive a base salary (the “Base Salary”) at an annual rate of $1,500,000. Base Salary shall be paid at such times and in such manner as the Company customarily pays the base salaries of its employees. In the event that Executive’s Base Salary is increased by the Board in its discretion at any time during the Term, such increased amount shall thereafter constitute the Base Salary.

(c) Annual Bonus. During the Term, Executive shall be paid an annual cash bonus based on the attainment of performance targets to be agreed in advance each year between Executive and the Board. Executive’s annual bonus (the “Annual Bonus”) shall range from $0 to 200% of Base Salary, depending on the level of achievement of the applicable performance criteria established with respect to such bonus by the Board, after consultation with Executive, within 90 days of the commencement of the applicable calendar year; provided that for the year ending December 31, 2009 the bonus shall be 200% of the Base Salary earned from the Effective Date to such year end. The Annual Bonus shall be payable at such time as bonuses are paid to other senior executive officers of the Company, but in no event later than March 15 of the calendar year following the calendar year for which the bonus is earned.

(d) Medium Term Incentive. Executive shall participate with other members of the Company’s senior management team, in such amount as may be determined by the Board, in an incentive plan pursuant to which 1.1 to 2.0% of the Company’s Consolidated EBITDAR (as defined below), or such other amount as may be determined by the Board annually in consultation with the Executive, for each of the first three years after Emergence will be allocated for senior management bonuses to be paid out over time as shall be established by the Board. Consolidated EBITDAR shall mean earnings before interest, tax, depreciation and amortization and restructuring costs determined in a manner consistent with its computation in the Company’s Debtor-in-Possession Credit Agreement dated as of March 3, 2009. The payment terms under such incentive plan shall comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The parties agree that the service period related to such multi-year incentive payment shall commence on Emergence.

(e) Equity Awards. Promptly after Emergence, the Parent Company shall issue Executive restricted shares of the Parent Company’s common stock (the “Common Stock”) valued at $25 million in a manner consistent with the valuation of the Parent Company’s common shares in the Plan of Reorganization (the “Emergence Restricted Stock”) and options to purchase an additional number of shares equal to 1.0% of the shares of Common Stock to be outstanding pursuant to the Plan of Reorganization at the time of Emergence (the “Emergence Options”). For purposes of the preceding sentence, the number of shares of Common Stock outstanding on such date shall be determined immediately (i) before the issuance of the Emergence Restricted Stock and Emergence Options and (ii) immediately after the issuance of any other shares, options, shares of restricted stock or warrants issuable in connection with Emergence which are not reflected in the Plan of Reorganization. Subject to the provisions hereof, the Emergence Restricted Stock shall vest on the fifth anniversary of the Effective Date, provided that Executive remains employed by the Company through such date. Subject to the provisions hereof, the Emergence Options shall vest and become exercisable on a schedule that is equivalent to five equal annual installments commencing on the first anniversary of the Effective Date (regardless of the date of Emergence and the date on which such Emergence Options are granted), provided that Executive remains employed by the Company through each applicable vesting date. The exercise price of the Emergence Options will be equal to the value per share of the Common Stock in the Plan of Reorganization and the Emergence Options will be exercisable for a period of seven years following the date of grant (including, without limitation, if Executive’s employment ends at or following the expiration of the stated Term of this Agreement). In the event that, subsequent to Emergence and prior to the vesting of the Emergence Restricted Stock, any beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 10% or more of the Parent Company’s common stock at the time of Emergence, determined based on the number of shares outstanding at Emergence as specified in the manner set forth above (“10% Holder”), sells or transfers all or a portion of such common stock to an unaffiliated third party, a portion of the Emergence Restricted Stock shall vest at such time in an amount equal to (i) the number of shares sold at such time by such 10% Holder divided by the total number of shares of the Parent Company’s common stock issued to all 10% Holders at the time of Emergence, multiplied (ii) by the number of shares of Emergence Restricted Stock originally issued to Executive pursuant to this Section.

(f) Other Compensation and Benefits. During the Term, the Company shall provide and Executive shall be entitled to participate in or receive benefits under any pension plan, profit sharing plan, stock option plan, stock purchase plan or arrangement, health, disability and accident plan or any other employee benefit plan or arrangement made available now or in the future to senior executives of the Company on a basis no less favorable than provided any other senior executive of the Company; provided that Executive complies with the conditions attendant with coverage under such plans or arrangements. Except as expressly provided in this Agreement, nothing contained herein shall be construed to prevent the Company from modifying or terminating any plan or arrangement, not including the annual bonus plan described in Section 3(c) and the medium term incentive described in Section 3(d), in existence on the date hereof provided that no such modification or termination adversely affects any award or other entitlement previously granted to Executive. Without limiting the generality of the foregoing. Executive shall be entitled to no less than four weeks of paid vacation per calendar year.

(g) Perquisites; Expenses. During the Term, Executive shall be entitled to perquisites no less favorable than those provided to any other senior executive of the Company. In addition, the Company shall promptly pay or, if such expenses are paid directly by Executive, Executive shall be entitled to receive prompt reimbursement, for all reasonable expenses that Executive incurs during his employment with the Company in carrying out Executive’s duties under this Agreement, including, without limitation, those incurred in connection with business related travel or entertainment, upon presentation of expense statements and customary supporting documentation.

4. Termination of Employment; Change in Control.

(a) Death; Disability; Termination For Cause. Executive’s employment shall terminate automatically upon his death or Disability. The Company may terminate Executive’s employment for Cause. The Executive may voluntarily terminate his employment without Good Reason. Upon a termination of Executive’s employment (i) due to Executive’s death or Disability, or (ii) by the Company for Cause or by the Executive without Good Reason, Executive (or, in the case of Executive’s death, Executive’s estate and/or beneficiaries) shall be entitled to: (A) unpaid Base Salary through the Date of Termination (as defined below); (B) any earned but unpaid bonus for the prior fiscal year; (C) any expenses owed to Executive and (D) any benefits payable or provided in accordance with the terms of any employee benefit plan (other than any plan providing severance or termination pay) in which Executive participates pursuant to Section 3(f)((A), (B), (C) and (D) collectively, the “Accrued Amounts”), provided that, if Executive voluntarily terminates his employment without Good Reason prior to January 1, 2010, Executive shall be obligated to repay to the Company the Signing Bonus and the Company may offset the repayment of any Accrued Amounts against such repayment obligation. Except as provided in the preceding sentence, Executive shall have no further right or entitlement under this Agreement to payments or vesting arising from termination of his Employment by the Company for Cause or by Executive without Good Reason. In the event of a termination of Executive’s employment due to Executive’s death or Disability, Executive (or in the case of Executive’s death, Executive’s estate and/or beneficiaries) shall be entitled to a lump-sum cash amount payable within thirty (30) days of termination equal to the Executive’s maximum possible Annual Bonus for the year of termination pro-rated based on the number of days from the beginning of the year through the Date of Termination divided by the total number of days in the year of termination and all options and shares of restricted stock previously granted to Executive shall fully vest and all outstanding options shall remain exercisable for their originally scheduled respective terms.

(b) Termination Without Cause or for Good Reason. The Company may terminate Executive’s employment without Cause and Executive may terminate his employment for Good Reason, in each case upon thirty (30) days prior written notice, provided that delivery of a notice of termination pursuant to Section l(b) by the Company or Executive shall not constitute either a termination by the Company without Cause or by the Executive for Good Reason. In the event that, during the Term, the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, Executive shall be entitled to the following in lieu of any payments or benefits under any severance program or policy of the Company:

(i) the Accrued Amounts;

(ii) a lump sum cash payment in an amount equal to Executive’s then current annual Base Salary plus an amount equal to Executive’s maximum possible Annual Bonus for the year of termination (the “Annual Compensation Amount”) payable within thirty (30) days of termination; provided that, in the event that Executive’s termination of employment occurs prior to the date of Emergence in connection with or following a Change of Control, the amount payable under this subclause (ii) shall be equal to the sum of (x) twice the Annual Compensation Amount and (y) $10 million;

(iii) continued coverage for a period of twelve (12) months commencing on the Date of Termination or until Executive receives comparable coverage (determined on a benefit-by-benefit basis) from a subsequent employer for Executive (and his eligible dependents, if any) under the Company’s health plans (including medical and dental) on the same basis as such coverage is made available to executives employed by the Company (including, without limitation, co-pays, deductibles and other required payments and limitations); and

(iv) full vesting of all options and shares of restricted stock previously granted to Executive, with all outstanding options remaining exercisable for their originally scheduled respective terms.

(c) Termination by Mutual Consent. The Company and Executive may at anytime mutually agree to terminate Executive’s employment. In such event, Executive shall be entitled to the following in lieu of any payments or benefits under any severance program or policy of the Company:

(i) the Accrued Amounts;

(ii) continued coverage for a period of twelve (12) months commencing on the Date of Termination or until Executive receives comparable coverage (determined on a benefit-by-benefit basis) from a subsequent employer for Executive (and his eligible dependents, if any) under the Company’s health plans (including medical and dental) on the same basis as such coverage is made available to executives employed by the Company (including, without limitation, co-pays, deductibles and other required payments and limitations);

(iii) retention of all options that have vested prior to such time, and accelerated vesting of the percentage of the next installment of any Emergence Options determined by multiplying such installment by a fraction, the numerator of which is the number of days elapsed after the date the last installment, of such Emergence Option became exercisable to and including the date of Executive’s termination of employment and the denominator of which is the number of days that would have elapsed after the date the last installment of such Emergence Option became exercisable and to and including the date the next such installment would have become exercisable in the ordinary course assuming that Executive’s employment had continued throughout such period; with all options exercisabie at the Date of Termination (including by reason of the acceleration set forth in this subclause (iii)) remaining exercisable for their originally scheduled respective terms; and

(iv) vesting on the fifth anniversary of the Effective Date (or in part on such sooner date as may be provided pursuant to Section 3(e)) of such portion of the shares of Emergence Restricted Stock previously granted to Executive such that Executive shall become vested in that number of shares of such Emergence Restricted Stock determined by multiplying the total number of shares subject to such Emergence Restricted Stock award by a fraction, the numerator of which is the number of days elapsed from and after the date the Emergence Restricted Stock was granted to and including the date of Executive’s termination of employment and the denominator of which is the number of days that would have elapsed from and after the date the Emergence Restricted Stock was granted to and including the date the Emergence Restricted Stock would have become fully vested in the ordinary course assuming that Executive’s employment had continued throughout such period, provided that such vesting shall only occur if Executive has complied with Executive’s covenants under Section 7 of this Agreement and continues to comply with such covenants until the fifth anniversary of the Effective Date and, provided further that the shares to be vested pursuant to this Section 4(c)(iv) shall vest immediately in the event of Executive’s death subsequent to a termination by mutual consent.

(d) Change in Control. In the event of a Change in Control (as defined below), all options and shares of restricted stock previously granted to Executive shall fully vest and all outstanding options shall remain exercisable for their originally scheduled respective terms.

(e) Definitions. For purposes of this Agreement, the following definitions shall apply:

(i) “Affiliate” of a person or other entity shall mean: a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified.

(ii) “Board” shall mean, while the Bankruptcy Proceeding is pending, the supervisory board of the Parent Company, and, once the Company has emerged from bankruptcy, the Board of Directors of the Parent Company or of SARL, whichever is the most senior ranking board responsible for the overall management of the Company, the Parent Company and SARL.

(iii) “Cause” shall mean: (A) Executive’s continuing failure (except where due to physical or mental incapacity) to substantially perform his duties hereunder resulting in a material deterioration in the financial condition or operations of the Company, (B) Executive’s willful malfeasance or gross neglect in the performance of his duties hereunder resulting in material harm to the Company; (C) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or a misdemeanor involving moral turpitude; (D) the commission by Executive of an act of fraud or embezzlement against the Company or any Affiliate; or (E) Executive’s willful material breach of any material provision of this Agreement (as determined in good faith by the Board) which is not remedied within fifteen (15) days after (I) receipt of written notice from the Company specifying such breach and (II) the opportunity to appear before the Board.

(iv) “Change in Control” shall mean: (A) at any time, the Continuing Directors (as defined below) cease for any reason to constitute at least a majority of the Board; (B) a sale of all or substantially all of the assets of the Parent Company, (C) any merger, consolidation or like business combination or reorganization of the Parent Company, the consummation of which would result in the occurrence of the event described in clause (A) above, or (D) following Emergence, the acquisition by any person (including a group, as defined under the regulations promulgated under Section 13(d) of the Exchange Act, as amended) that was not a 10% Holder of beneficial ownership of 50% or more of either (1) the value of all classes of the Parent Company’s outstanding capital stock or (2) the voting power of all such classes of stock. Only one Change in Control may occur during the Term.

(v) “Continuing Directors” shall mean, as of any date of determination, any member of the Board who (i) was a member of the Board on the date of this Agreement, (ii) was a member of the Board at the time of Emergence, or (iii) was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the lime of such nomination or election.

(vi) “Date of Termination” / “Notice of Termination” Any termination of Executive’s employment by the Company or by Executive under this Section 4 (other than termination due to death) shall be communicated by a written notice to the other parties hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and specifying a “Date of Termination” (a “Notice of Termination”) which, if submitted by Executive, shall be at least thirty (30) days following the date of such notice. A Notice of Termination submitted by the Company may provide for a “Date of Termination” on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion not to exceed thirty (30) days following the date of such notice. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of

Cause or Good Reason shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company thereafter from asserting such fact or circumstance within a period of six (6) months from the Date of Termination in order to enforce Executive’s or the Company’s otherwise applicable rights hereunder.

(vii) “Disability” shall have the same meaning as in, and shall be determined in a manner consistent with any determination under, the long-term disability plan of the Company in which Executive participates from time to time, or if Executive is not covered by such a plan, “Disability” shall mean Executive’s permanent physical or mental injury, illness or other condition that prevents Executive from performing his duties to the Company for a total of six (6) months during any twelve (12) month period, as reasonably determined by a physician selected by Executive and acceptable to the Company or the Company’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

(viii) “Good Reason” shall mean the occurrence, without Executive’s express written consent, of: (A) an adverse change in Executive’s employment’s title or change in Executive’s duty to report solely and directly to the Board; (B) a material diminution in Executive’s employment duties, responsibilities or authority, or the assignment to Executive of duties that are materially inconsistent with his position; (C) any material reduction in Base Salary, or Annual Bonus range as set forth in Section 3(c); (D) a relocation of Executive’s principal place of employment to a location more than twenty five miles from the Company’s existing offices in Houston, Texas; or (E) any breach by the Company of any material provision of this Agreement (including but not limited to any breach of its obligations under Section 3 hereof) which is not cured within fifteen days after written notice is received from Executive.

(ix) “Subsidiary” of the Parent Company shall mean: any corporation of which the Company owns, directly or indirectly, more than fifty percent of the voting stock.

(x) For the avoidance of doubt, when used in this Section 4, the term options includes, but is not limited to, the Emergence Options and the term restricted stock includes, but is not limited to, the Emergence Restricted Stock.

5. Confidentiality of Trade Secrets and Business Information. Executive agrees that Executive shall not, at any time during Executive’s employment with the Company or thereafter, disclose or use any trade secret, proprietary or confidential information of the Company or any Subsidiary of the Parent Company (collectively, “Confidential Information”), obtained by him during the course of such employment, except for (i) disclosures and uses required in the course of such employment or with the written permission of the Company, (ii) disclosures with respect to any litigation, arbitration or mediation involving this Agreement, including but not limited to, the enforcement of Executive’s rights under this Agreement, or (iii) as may be required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order such disclosure; provided that, if, in any circumstance described in clause (iii). Executive receives notice that any third party shall seek to compel him by process of law to disclose any Confidential Information. Executive shall promptly notify the Company and provide reasonable cooperation to the Company (at the Company’s sole expense) in seeking a protective order against such disclosure. Notwithstanding the foregoing, “Confidential Information” shall not include information that is or becomes publicly known outside the Parent Company or the Company or any of their subsidiaries other than due to a breach of Executive’s obligations under this paragraph.

6. Return of Information. Executive agrees that at the time of any termination of Executive’s employment with the Company or expiration of the Term, whether at the instance of Executive or the Company, and regardless of the reasons therefore, Executive shall deliver to the Company (at the Company’s expense), any and all notes, files, memoranda, papers and, in general, any and all physical (including electronic) matter containing Confidential Information (other than as he properly is retaining in connection with an action or other proceeding as noted in clause (ii) or (iii) of Section 5) which are in Executive’s possession, except as otherwise consented in writing by the Company at the time of such termination. The foregoing shall not prevent Executive from retaining copies of personal diaries, personal notes, personal address books, personal calendars, and any other personal information (including, without limitation, information relating to Executive’s compensation), but only to the extent such copies do not contain any Confidential Information other than that which relates directly to Executive, including his compensation.

7. Noncompetition and Noninterference.

(a) General. In consideration for the compensation payable to Executive under this Agreement, Executive agrees that Executive shall not, during Executive’s employment with the Company other than in carrying out his duties hereunder and for a period of one (1) year after any termination of employment (i) render services to a Competitor, regardless of the nature thereof, (ii) engage in any activity which is in direct conflict with or materially adverse to the interests of the Parent Company or any Subsidiary, (iii) directly or indirectly recruit, solicit or induce, any employee, consultant or independent contractor of the Parent Company or any Subsidiary, to terminate, alter or modify such person’s employment or other relationship with the Parent Company or any Subsidiary, nor (iv) directly or indirectly solicit any then current customer or business partner of the Parent Company or any Subsidiary to terminate, alter or modify its relationship with the Parent Company or the Subsidiary or to interfere with the Parent Company’s or any Subsidiary’s relationships with any of its customers or business partners on behalf of any enterprise that is a competitor with the Parent Company or a Subsidiary.

(b) Definition. For purposes of this Agreement, “Competitor” shall mean any business or enterprise in the business of refining crude oil or producing chemicals, monomers or polymers. Notwithstanding the foregoing, Executive’s provision of services to an Affiliate or unit of a Competitor that is not directly engaged in the business of refining crude oil or producing chemicals, monomers or polymers shall not be a violation of the restrictions of this Section 7. Nothing contained herein shall prevent Executive from acquiring, solely as an investment, any publicly-traded securities of any person so long as he remains a passive investor in such person and does not own more than one percent (1%) of the outstanding securities thereof.

8. Enforcement. Executive acknowledges and agrees that: (i) the purpose of the covenants set forth in Sections 5 through 7 above (the “Restrictive Covenants”) is to protect the goodwill, trade secrets and other confidential information of the Parent Company and its

Subsidiaries; (ii) because of the nature of the business in which the Parent Company is engaged and because of the nature of the Confidential Information to which Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Parent Company in the event Executive breached any such covenants; and (iii) remedies at law (such as monetary damages) for any breach of Executive’s obligations under the Restrictive Covenants would be inadequate. Executive therefore agrees and consents that if Executive commits any breach of a Restrictive Covenant, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. If any portion of the Restrictive Covenants is hereafter determined to be invalid or unenforceable in any respect, such determination shall not affect the remainder thereof, which shall be given the maximum effect possible and shall be fully enforced, without regard to the invalid portions. In particular, without limiting the generality of the foregoing, if the covenants set forth in Section 7 are found by a court or an arbitrator to be unreasonable, Executive and the Company agree that the maximum period, scope or geographical area that is found to be reasonable shall be substituted for the stated period, scope or area, and that the court or arbitrator shall revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. If any of the Restrictive Covenants are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

9. Indemnification.

(a) The Company agrees that if Executive is made a party to, is threatened to be made a party to, receives any legal process in, or receives any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he was an officer, employee, consultant or agent of the Parent Company or any Subsidiary, or was serving at the request of, or on behalf of, the Parent Company or any Subsidiary as a director, officer, member, employee, consultant or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other entity, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee, consultant or agent of the Parent Company or other entity, Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company’s certificate of incorporation or bylaws or, if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees reasonably incurred, judgments, fines, taxes or penalties and amounts paid or to be paid in settlement and any reasonable cost and fees incurred in enforcing his rights to indemnification or contribution) incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even though he has ceased to be a director, officer, member, employee, consultant or agent of the Company or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company shall reimburse Executive for all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by him in connection with any Proceeding within twenty (20) business days after receipt by the Company of a written request for such reimbursement and appropriate documentation associated with these expenses. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

(b) Neither the failure of the Company (including its board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Executive under Section 9(a) above that indemnification of Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption or inference that Executive has not met the applicable standard of conduct.

(c) The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering Executive at a level, and on terms and conditions, no less favorable to him than the coverage the Company provides other similarly-situated executives until such time as suits against Executive are no longer permitted by law.

(d) Nothing in this Section 9 shall be construed as reducing or waiving any right to indemnification, or advancement of expenses, Executive would otherwise have under the Company’s certificate of incorporation or by-laws or under applicable law.

10. Arbitration. In the event that any dispute arises between the Company and Executive regarding or relating to this Agreement and/or any aspect of Executive’s employment relationship with the Company, the parties consent to resolve such dispute through mandatory arbitration in Houston, Texas (or such other location as shall be mutually agreed between the parties) administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. The parties hereby consent to the entry of judgment upon award rendered by the arbitrator in any court of competent jurisdiction. Notwithstanding the foregoing, however, should adequate grounds exist for seeking immediate injunctive or immediate equitable relief, any party may seek and obtain such relief. The parties hereby consent to the exclusive jurisdiction of the state and Federal courts of or in the State of Texas for purposes of seeking such injunctive or equitable relief as set forth above.

11. Mutual Representations.

(a) Executive acknowledges that before signing this Agreement, Executive was given the opportunity to read it, evaluate it and discuss it with Executive’s personal advisors. Executive further acknowledges that the Company has not provided Executive with any legal advice regarding this Agreement.

(b) Executive represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) shall not constitute a default under, or conflict with, any agreement or other instrument to which he is a party or by which he is bound and (ii) as to his execution and delivery of this Agreement do not require the consent of any other person.

(c) The Company represents and warrants to Executive that, subject to the necessity of obtaining approval from the Bankruptcy Court, the execution, delivery and performance of this Agreement by the Company and by SARL has been fully and validly authorized by all necessary corporate action, (ii) the persons signing this Agreement on behalf of the Company and SARL are duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company, the Parent Company or SARL is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Company and SARL enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors” rights generally.

(d) Subject to the necessity of obtaining approval from the Bankruptcy Court, each party hereto represents and warrants to the other that this Agreement constitutes the valid and binding obligations of such party enforceable against such party in accordance with its terms.

12. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when delivered (i) personally, (ii) by registered or certified mail, postage prepaid with return receipt requested, (iii) by facsimile with evidence of completed transmission, or (iv) delivered by overnight courier to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company and/or SARL:

LyondellBasell AFGP

Groot Handelsgebouw

Weena 737

3013 AM Rotterdam

The Netherlands

Fax: +31.107137929

Attention: Cees Los, Esq., General Counsel

With a copy to:

Lyondell Chemical Company

One Houston Center, Suite 700

1221 McKinney Street

Houston, Texas 77010

Fax: (713)652 7312

Attention: G.A. O’Brien. Esq., General Counsel

If to Executive:

James L. Gallogly

15 Mott Lane

Houston, Texas, 77024

13. Assignment and Successors. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hcreunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Parent Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Parent Company hereunder, and such transferee or successor shall be required to assume such obligations by contract (unless such assumption occurs by operation of law). Anything herein to the contrary notwithstanding, Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death or judicially determined incompetence by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

14. Governing Law; Amendment. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. This Agreement may not be amended or modified except by a written agreement executed by Executive and the Company or their respective successors and legal representatives.

15. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

16. Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

17. No Waiver. Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement. Any provision of this Agreement may be waived by the parties hereto; provided that any waiver by any person of any provision of this Agreement shall be effective only if in writing and signed by each party and such waiver must specifically refer to this Agreement and to the terms or provisions being modified or waived.

18. Section 409A. This Agreement is intended to satisfy the requirements of Section 409A with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. To the extent Executive would otherwise be entitled to any payment under this Agreement, or any plan or arrangement of the Company or its Affiliates, that constitutes a “deferral of compensation” subject to Section 409A and that if paid during the six (6) months beginning on the Date of Termination of Executive’s employment would be subject to the Section 409A additional tax because Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment will be paid to Executive on the earlier of the six (6) month anniversary of his Date of Termination or death. To the extent Executive would otherwise be entitled to any benefit (other than a payment) during the six (6) months beginning on termination of Executive’s employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided on the earlier of the first day following the six (6) month anniversary of Executive’s Date of Termination or death. Any payment or benefit due upon a termination of employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-l(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6. Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-l(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs. To the extent any expense reimbursement (including without limitation any reimbursement of interest or penalties related to taxes) or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

19. Legal Fees. The Company shall pay or reimburse Executive for all reasonable legal fees, up to a maximum of $25,000, incurred by him in connection with the negotiation of this Agreement and any other agreements documenting his employment arrangement with the Company.

20. Headings. The Section headings contained in this Agreement are for convenience only and in no manner shall be construed as part of this Agreement.

21. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements, whether written or oral, with respect thereto. In the event of any inconsistency between the terms of this Agreement and the terms of any other Company plan, policy, equity grant, arrangement or agreement with Executive, the provisions most favorable to Executive shall govern.

22. Duration of Terms. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to give effect to such rights and obligations.

Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Executive, the Company and SARL have caused this Agreement to be executed as of the date first above written.

LYONDELLBASELL AFGP S.a.r.l.

By:	/s/ Stephen F. Cooper
Name: Stephen F. Cooper
Title: Vice Chairman of Supervisory Board

LYONDELL CHEMICAL COMPANY

By:	/s/ Gerald A. O’Brien
Name: Gerald A. O’Brien
Title: Vice President & General Counsel

/s/ James L. Gallogly
James L. Gallogly

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